Exhibit 99.1

Porter Bancorp, Inc. Closes $35 Million Preferred Stock Sale to U.S. Treasury Department

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 21, 2008--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, announced today that it completed the sale of $35 million of preferred stock to the U.S. Treasury Department under the Capital Purchase Program. The Company issued senior preferred shares to the U.S. Treasury that pay a cumulative annual dividend rate of 5% for the first five years and will reset to a dividend rate of 9% after five years.

“The $35 million sale of preferred stock will raise Porter Bancorp’s Tier 1 capital ratio to 12.21% from 9.55% and its total capital ratio to 14.14% from 11.49%, on a pro forma basis at September 30, 2008,” stated Maria L. Bouvette, President and CEO of Porter Bancorp, Inc. “The new capital will strengthen our already solid capital base and provide Porter Bancorp with increased flexibility to serve our customers and support our growth and expansion opportunities.”

In conjunction with the issuance of its senior preferred shares, the Company issued the U.S. Treasury a warrant to purchase 299,829 shares of Company common stock at $17.51 per share, which would represent an aggregate investment, if exercised, of $5.25 million in Company common stock, or 15% of the senior preferred investment. The common stock underlying these warrants represents 3.66% of the Company’s outstanding common shares on a pro forma basis at September 30, 2008. As part of the transaction, the Company also amended its stock and cash incentive plans in compliance with required provisions of the U.S. Treasury’s investment.

About Porter Bancorp, Inc.

Porter Bancorp, Inc., a bank holding company headquartered in Louisville, Kentucky, had $1.6 billion in assets as of September 30, 2008. Through Porter’s subsidiary PBI Bank, it operates 19 full-service banking offices in 11 counties in Kentucky. Porter Bancorp’s common stock is traded on the Nasdaq Global Market under the symbol “PBIB.”

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

PBIB-F PBIB-G

Contact:
Porter Bancorp, Inc.
Maria L. Bouvette, 502-499-4800
President and CEO